Exhibit 99.1
Press Release
DENVER, CO – October 29, 2020	Contact: Trent Trujillo
Phone: 720.283.6135

UDR ANNOUNCES THIRD QUARTER 2020 RESULTS

AND FOURTH QUARTER 2020 GUIDANCE

UDR, Inc. (the “Company”) Third Quarter 2020 Highlights:

●	Net loss per share was ($0.09), Funds from Operations (“FFO”) per share was $0.42, FFO as Adjusted (“FFOA”) per share was $0.50, and Adjusted FFO (“AFFO”) per share was $0.45.
●	Net loss attributable to common stockholders was ($26.3) million compared to net income of $26.2 million in the prior year period, primarily due to a decline in Combined Same-Store net operating income (“NOI”), depreciation from communities acquired since 2019, and costs associated with debt extinguishment.
●	Year-over-year (“YOY”) Combined Same-Store results during the third quarter of 2020, with concessions accounted for on cash and straight-line bases, as compared to the third quarter of 2019 were as follows:
				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	(7.8)%	1.1%	(10.7)%	39.9%	94.0%	(2.5)%
Mid-Atlantic	(1.7)%	2.6%	(3.6)%	22.8%	96.8%	(0.2)%
Northeast	(16.1)%	7.1%	(26.9)%	13.6%	91.7%	(5.0)%
Southeast	1.7%	8.9%	(1.5)%	11.9%	97.3%	0.3%
Southwest	1.1%	5.4%	(1.8)%	7.1%	96.9%	0.4%
Other Markets	(0.6)%	6.6%	(3.7)%	4.7%	97.1%	1.0%
Total (Cash)	(5.9)%	4.2%	(10.0)%	100.0%	95.5%	(1.2)%
Total (Straight-Line)	(3.3)%	-	(6.4)%	-	-	-
(1)	Based on Q3 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s third quarter Supplemental Financial Information.
(2)	Weighted average Combined Same-Store physical occupancy for the quarter.
●	The Company continues to implement its Next Generation Operating Platform, which has driven a year-to-date (“YTD”) Combined Same-Store controllable expense decline of (0.4) percent YOY.
●	The Company repurchased approximately 597,500 common shares at an average price of $33.11 per share for total consideration of approximately $19.8 million.
●	The Company purchased Village at Valley Forge, a development site in the King of Prussia submarket of Philadelphia, PA, for $16.2 million.
●	As previously announced, the Company issued $400.0 million of unsecured debt at an effective interest rate of 2.11 percent that matures in 2032. Proceeds were used to prepay $245.8 million of 4.64 percent secured debt due in 2023 and to purchase $116.9 million of 3.75 percent unsecured debt due in 2024.
●	Subsequent to quarter-end, the Company sold DelRay Tower, a 332-home community located in Metropolitan Washington, D.C., for gross proceeds of $145.0 million.

“UDR’s business remains resilient with our leasing and occupancy fundamentals bolstered by our Next Generation Operating Platform and strong liquidity position. While we knew the third quarter would be challenging due to transitory issues in three key markets, namely New York, San Francisco, and Boston, we are pleased that across the majority of our portfolio there are growing signs of stability in billed rent, collections, occupancy, blended lease rate growth, concessions, and resident turnover. However, we remain subject to still-evolving regulatory constraints and economic volatility which create a level of future uncertainty,” said Tom Toomey, UDR’s Chairman and CEO. “I am thankful for the commitment our associates have demonstrated to enhancing the lives of our residents and the neighborhoods in which we operate during the pandemic.”

Recent Operating Trends and Fourth Quarter 2020 Outlook

The table below is a summary of third quarter 2020 residential operational trends and October 2020 expectations, as of and through October 26, 2020. Importantly, the Company has seen no degradation in cash revenue collections, which continue to trend above 98 percent. October cash revenue received as a percentage of billed revenue is consistent with the months of April through September at corresponding collection times as of and through the 26th day of each month.

Summary of Third Quarter and October 2020 Residential Operating Trends(1)

	As of and Through October 26, 2020
Metric	Q3 2019	July 2020	Aug 2020	Sept 2020	Q3 2020	Oct 2020 Estimated Range
Residential revenue billed ($ millions)	$315.2	$105.2	$103.8	$103.5	$312.5	$102.5-$103.5
Revenue recognized / reserved(2)	N/A	N/A	N/A	N/A	98.7% / 1.3%	N/A
Cash revenue collected (% of billed)	99.6%	97.7%	96.8%	96.0%	96.8% (2)	Consistent with prior months
Leasing Traffic(3)	874	1,177	1,114	1,103	1,132	1,000 – 1,100
Visits(3)	27,066	10,445	10,739	10,567	31,751	10,000 – 11,000
Combined Same-Store Metrics
Weighted Average Physical Occupancy	96.7%	95.6%	95.5%	95.5%	95.5%	95.5%-96.0%
Effective Blended Lease Rate Growth(3)	3.5%	(0.4)%	(0.6)%	(0.7)%	(0.6)%	(0.6)% - (1.0)%
(1)	Metrics shown here are for the Company’s total residential portfolio, unless otherwise indicated, and are as of October 26, 2020.
(2)

As of September 30, 2020, the Company had collected 96.1 percent of Q3 2020 billed residential revenue. Of the 3.9 percent, or $12.2 million, not collected, and based on probability of collection, the Company reserved (reflected as a reduction to revenue) approximately 1.3 percent, or $4.0 million, for bad debt, comprising $3.4 million from Combined Same-Store communities, $0.3 million from all other consolidated communities, and $0.3 million from the Company’s share from unconsolidated joint ventures.

(3)	For definitions, please refer to the “Definitions and Reconciliations” section of the Company’s third quarter Supplemental Financial Information.

Outlook

For the fourth quarter of 2020, the Company has established the following same-store and earnings guidance ranges(1):

	Q3 2020 – Actual	Q4 2020 – Outlook
Net Income / (Loss) per share	$(0.09)	$0.17 to $0.19
FFO per share	$0.42	$0.47 to $0.49
FFOA per share	$0.50	$0.48 to $0.50
AFFO per share	$0.45	$0.43 to $0.45
YOY Combined Same-Store Revenue Growth / (Decline), with concessions reported on a cash basis(2)	(5.9)%	(5.0)% to (6.0)%
YOY Combined Same-Store Revenue Growth / (Decline), with concessions reported on a straight-line basis(2)	(3.3)%	(4.0)% to (5.0)%
YOY Combined Same-Store Expense Growth	4.2%	3.25% to 4.25%
YOY Combined Same-Store NOI Growth / (Decline), with concessions reported on a cash basis(2)	(10.0)%	(8.5)% to (10.0)%
YOY Combined Same-Store NOI Growth / (Decline), with concessions reported on a straight-line basis(2)	(6.4)%	(7.5)% to (9.0)%
(1)

Additional assumptions for the Company’s fourth quarter outlook can be found on Attachment 15 of the Company’s third quarter Supplemental Financial Information. A reconciliation of FFO per share, FFOA per share, and AFFO per share to GAAP Net Income per share can be found on Attachment 16(E) of the Company’s third quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(E), “Definitions and Reconciliations,” of the Company’s third quarter Supplemental Financial Information.

(2)	“Cash Basis” and “Straight-Line Basis” present concessions reported on a cash or straight-line basis, respectively.

Third Quarter 2020 Operations

In the third quarter, total revenue increased by $14.7 million year-over-year, or 5.0 percent, to $310.0 million. This increase was primarily attributable to growth in revenue from acquired and stabilized, non-mature communities. The third quarter annualized rate of turnover increased by 160 basis points versus the prior year period to 65.4 percent. Please refer to the table on page 1 of this Press Release for additional details.

23.1 percent of the Company’s third quarter 2020 Combined Same-Store NOI came from communities located in the New York, San Francisco, and Boston markets. Rent growth and occupancy in the suburban areas of these markets remained stable, but third quarter operating results in the urban areas of these three markets were highly challenged due to delayed re-openings of the cities, resulting in elevated concessionary activity and vacancy. While challenged, recent trends indicate evidence of rental rates bottoming and occupancy improving in each of these urban areas.

Summary of Third Quarter YOY Combined Same-Store Growth and Occupancy Trends

	(1)
		Revenue Growth / (Decline)		NOI Growth / (Decline)		Physical Occupancy(3)
Market	% of Combined Same-Store Portfolio(1)	Cash Basis(2)	Straight-Line Basis(2)	Cash Basis(2)	Straight-Line Basis(2)	Q3 2020	As of October 26, 2020
New York, NY	4.0%	(22.2)%	(10.7)%	(44.9)%	(26.2)%	87.7%	92.3%
San Francisco, CA	9.5%	(19.1)%	(15.2)%	(24.7)%	(19.5)%	86.3%	88.6%
Boston, MA	9.6%	(11.4)%	(6.7)%	(15.3)%	(8.9)%	93.8%	93.7%
Subtotal / Wtd. Avg.	23.1%	(17.2)%	(11.0)%	(26.0)%	(17.2)%	89.7%	91.6%
Remaining Markets	76.9%	(1.5)%	(0.3)%	(3.8)%	(2.1)%	97.2%	96.7%
Total / Wtd. Avg.	100.0%	(5.9)%	(3.3)%	(10.0)%	(6.4)%	95.5%	95.8%
(1)

Based on Q3 2020 Combined Same-Store NOI. Totals may not equate to the displayed subtotals or weighted averages due to rounding. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s third quarter Supplemental Financial Information.

(2)	“Cash Basis” and “Straight-Line Basis” present concessions reported on a cash or straight-line basis, respectively.
(3)	Weighted average Combined Same-Store physical occupancy for the third quarter 2020 and as of October 26, 2020, respectively.

In the table below, the Company has presented sequential Combined Same-Store results by region, with concessions accounted for on cash and straight-line bases.

Summary of Combined Same-Store Results in Third Quarter 2020 versus Second Quarter 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	(4.3)%	3.6%	(6.9)%	39.9%	94.0%	(1.5)%
Mid-Atlantic	0.0%	4.1%	(1.8)%	22.8%	96.8%	(0.1)%
Northeast	(9.2)%	14.6%	(20.5)%	13.6%	91.7%	(1.8)%
Southeast	1.6%	3.2%	0.7%	11.9%	97.3%	0.0%
Southwest	0.9%	3.8%	(1.0)%	7.1%	96.9%	0.0%
Other Markets	1.2%	8.5%	(2.0)%	4.7%	97.1%	0.7%
Total (Cash)	(2.8)%	5.9%	(6.5)%	100.0%	95.5%	(0.6)%
Total (Straight-Line)	(0.3)%	-	(2.9)%	-	-	-
(1)	Based on Q3 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s third quarter Supplemental Financial Information.
(2)	Weighted average Combined Same-Store physical occupancy for the quarter.

In the table below, the Company has presented components of residential revenue contribution that drove the year-over-year and sequential decreases in Combined Same-Store revenue during the third quarter, as reported on a cash basis. The decreases are a result of the following:

	Year-Over-Year Contribution to Growth / (Decline)(1)		Sequential Contribution to Growth / (Decline)(1)
Residential Revenue Components	Q3 2019 to Q3 2020 ($ in millions)	Q3 2019 to Q3 2020 (%)	Q2 2020 to Q3 2020 ($ in millions)	Q2 2020 to Q3 2020 (%)
Base Quarter Combined Same-Store Revenue	$286.9		$277.9
Gross Rents	$0.0	0.0%	$(1.9)	(0.7)%
Concessions(2)	$(7.7)	(2.7)%	$(6.5)	(2.4)%
Economic Occupancy Loss	$(5.6)	(1.9)%	$(2.3)	(0.8)%
Net Bad Debt Write-Offs	$(0.5)	(0.2)%	$(0.5)	(0.2)%
Bad Debt Reserve	$(3.4)	(1.2)%	$1.3	0.5%
Fee and Other Income	$0.4	0.1%	$2.1	0.8%
Q3 2020 Combined Same-Store Revenue	$270.1	(5.9)%	$270.1	(2.8)%
(1)	Totals may not sum to $270.1 million, (5.9) percent and (2.8) percent, respectively, due to rounding.
(2)

Concessions exclude direct leasing costs. Please see Attachment 16(A), “Definitions and Reconciliations,” of the Company’s third quarter Supplemental Financial Information for a reconciliation of Combined Same-Store Revenue with concessions on a cash basis to Combined Same-Store Revenue on a straight-line basis.

Year-to-date, for the nine months ended September 30, 2020, total revenue increased by $91.4 million year-over-year, or 10.8 percent, to $938.8 million. This increase was primarily attributable to growth in revenue from acquired and stabilized, non-mature communities.

In the table below, the Company has presented year-to-date, for the nine months ended September 30, 2020, Combined Same-Store results by region, with concessions accounted for on cash and straight-line bases. The year-to-date annualized rate of turnover decreased by 70 basis points versus the prior year period to 51.2 percent.

Summary of Combined Same-Store Results YTD 2020 versus YTD 2019

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	(2.8)%	2.4%	(4.4)%	39.6%	95.5%	(1.0)%
Mid-Atlantic	0.0%	2.0%	(0.9)%	23.9%	96.9%	(0.2)%
Northeast	(6.8)%	6.5%	(13.1)%	12.9%	94.5%	(2.2)%
Southeast	1.8%	6.9%	(0.4)%	11.2%	97.2%	0.2%
Southwest	1.9%	(0.9)%	4.0%	7.5%	96.9%	0.5%
Other Markets	0.2%	1.6%	(0.4)%	4.9%	96.6%	0.6%
Total (Cash)	(1.7)%	3.1%	(3.6)%	100.0%	96.3%	(0.4)%
Total (Straight-Line)	(0.7)%	-	(2.3)%	-	-	-
(1)	Based on YTD 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s third quarter Supplemental Financial Information.
(2)	Weighted average Combined Same-Store physical occupancy for YTD 2020.

Retail tenant income accounts for less than 2 percent of the Company’s consolidated NOI. During the third quarter, the Company collected 89.4 percent of billed retail revenue and reserved $0.8 million, including $0.1 million for UDR’s share from unconsolidated joint ventures, of its retail revenue based on probability of collection.

Wholly Owned Transactional Activity

During the quarter, the Company acquired Village at Valley Forge, a fully entitled development site in the King of Prussia submarket of Philadelphia, PA, for $16.2 million.

Subsequent to quarter-end the Company sold DelRay Tower, a 332-home community located in Metropolitan Washington, D.C (Alexandria, VA), for gross proceeds of $145.0 million, or $436,750 per home. At the time of sale, the community, which was extensively redeveloped six years ago, had a weighted average monthly revenue per occupied home of $2,095 and physical occupancy of 93.1 percent.

Development Activity

At the end of the third quarter, the Company’s development pipeline totaled $423.5 million, of which 47 percent of this cost had been incurred. The Company’s active pipeline includes four development communities, one each in Addison, TX; Denver, CO; Dublin, CA; and Washington, D.C., for a combined total of 1,178 homes. During the quarter construction commenced at 440 Penn Street, a $145.0 million, 300-home community in Washington, D.C.

Developer Capital Program (“DCP”) Activity

At the end of the third quarter, the Company’s DCP investments, including accrued return, totaled $473.2 million with a weighted average return rate of 8.6 percent and weighted average expected remaining term of 2.5 years.

During the quarter, the third-party developer affiliated with UDR’s $20.0 million secured note on Alameda Point Block 11 in Alameda, CA, defaulted on the loan. As a result of the default, the Company expects to take title to the property pursuant to a deed in lieu of foreclosure. At that time, the Company will reclassify the related balance from a secured loan to a wholly-owned land parcel.

As previously announced, during the quarter the Company invested $40.0 million into Vernon Boulevard, a 534-home multifamily development located in Queens, NY. The investment yields 13.0 percent on the Company’s capital outstanding with 4.8 years until expected redemption and includes profit participation upon a liquidity event. The community is fully capitalized, inclusive of $61.7 million of developer equity (or approximately 18 percent of the $341.7 million total project cost), and construction commenced during the fourth quarter of 2019.

Capital Markets and Balance Sheet Activity

During the quarter, the Company repurchased approximately 597,500 common shares at an average price of $33.11 per share for total consideration of approximately $19.8 million.

As previously announced, during the quarter the Company:

●	Issued $400.0 million of unsecured debt at an effective interest rate of 2.11 percent that matures in 2032. A portion of the proceeds were used to prepay $245.8 million of 4.64 percent secured debt due in 2023 and to purchase $116.9 million of 3.75 percent unsecured debt due in 2024 pursuant to the previously-announced tender offer. The combined prepayment and make-whole amounts, netted against fair market value adjustments, totaled approximately $24.0 million.
●	Refinanced its only remaining 2020 maturity, a $79.3 million, 4.35 percent fixed rate mortgage loan, with a $160.9 million, 2.62 percent fixed rate secured loan that matures in 2031. The net costs associated with debt extinguishment totaled approximately $0.5 million.
●	Amended its $75.0 million working capital credit facility. The amendment extends the maturity date from January 2021 to January 2022. The interest rate on the facility remains equal to LIBOR plus a spread of 82.5 basis points.

At September 30, 2020, the Company had $923.8 million of liquidity through a combination of cash and undrawn capacity on its credit facilities, plus an approximate $102.0 million of incremental capital sources from the potential settlement of previously-announced forward equity sales agreements. Please see Attachment 15 of the Company’s third quarter Supplemental Financial Information for additional details on projected capital sources and uses.

The Company’s total indebtedness as of September 30, 2020 was $4.9 billion with no remaining consolidated maturities through 2022, excluding principal amortization, amounts on the Company’s commercial paper program and amounts on the Company’s working capital credit facility. The Company ended the quarter with fixed-rate debt representing 93.7 percent of its total debt, a weighted average interest rate of 3.01 percent and a weighted average years to maturity of 7.6 years. The Company’s consolidated leverage was 35.0 percent versus 31.0 percent a year ago, its consolidated net-debt-to-EBITDAre was 6.5x versus 5.5x a year ago and its consolidated fixed charge coverage ratio was 4.7x, flat versus a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the third quarter of 2020 in the amount of $0.36 per share. The dividend will be paid in cash on November 2, 2020 to UDR common stock shareholders of record as of October 12, 2020. The third quarter 2020 dividend will represent the 192nd consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 12:00 p.m. Eastern Time on October 30, 2020 to discuss third quarter results as well as high-level views for 2020.

The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

This quarter, given the combination of a high volume of conference calls occurring during this time of year generally and the impact that the COVID-19 pandemic has had on staffing and capacity at our conference call provider, we anticipate potential delays if you dial in to be connected to the live call. As a result, we encourage stockholders and interested parties to join us for the Company’s earnings results discussion via the webcast link. If you choose to dial in to the live call, please allow extra time to be connected to the call.

A replay of the conference call will be available through November 29, 2020, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13710872, when prompted for the passcode. A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of September 30, 2020, UDR owned or had an ownership position in 51,649 apartment homes including 1,031 homes under development. For over 48 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.